Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-238243) and on Form S-8 (No. 333-262484, No. 333-256936, No. 333-238260, No. 333-231568 and No. 333-227289) of Banco Santander, S.A. of our report dated March 1, 2022, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of changes in segments discussed in Note 51, as to which the date is April 8, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 6-K.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain

April 8, 2022